UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant under §240.14a-12

MEDALLION FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

January 24, 2018

Dear Medallion Financial Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Medallion Financial Corp. to be held on March 7, 2018, at 2:30 p.m., Eastern Time, at Maloney & Porcelli, located at 37 East 50th Street, New York, New York 10022.

Details of the business to be conducted at the meeting are given in the attached Notice of Special Meeting of Shareholders and the attached Proxy Statement.

During the meeting, shareholders will be requested to vote on a proposal authorizing Medallion Financial Corp.’s Board of Directors to withdraw its election to be treated as a business development company.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented. You may vote by mailing a completed proxy card as an alternative to voting in person at the meeting. Voting by this method will ensure that your shares will be represented at the Special Meeting.

Thank you for your cooperation.

Sincerely,

ALVIN MURSTEIN

Chairman of the Board of Directors and

    Chief Executive Officer

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD March 7, 2018

The Special Meeting of Shareholders, or the Special Meeting, of Medallion Financial Corp. (except where the context suggests otherwise, the terms the “Company,” “we,” “us” and “our” refer to Medallion Financial Corp.) will be held on March 7, 2018 at 2:30 p.m., Eastern Time at Maloney & Porcelli, located at 37 East 50th Street, New York, New York 10022, to consider and act upon the following matter:

1.	To vote on a proposal authorizing the Company’s Board of Directors to withdraw the Company’s election to be regulated as a business development company under the Investment Company Act of 1940; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 12, 2018 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of 10 days prior to the meeting during regular business hours at our principal offices located at the address listed above. All shareholders are cordially invited to attend the Special Meeting.

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on March 7, 2018

The proxy statement is available at: www.proxydocs.com/mfinsm

By Order of the Board of Directors,

MARIE RUSSO

Secretary

New York, New York

January 24, 2018

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY OR VOTER INSTRUCTION CARD. PLEASE FILL OUT AND RETURN THE PROXY CARD PROMPTLY. FOR DETAILED INFORMATION REGARDING VOTING INSTRUCTIONS, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE SPECIAL MEETING / HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?” ON PAGE 3 OF THE PROXY STATEMENT. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

2018 SPECIAL MEETING OF SHAREHOLDERS

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

MEDALLION FINANCIAL CORP.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

March 7, 2018

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors”) for use at the Special Meeting to be held on March 7, 2018, and at any adjournments or postponements of the Special Meeting. The purpose of the Special Meeting is set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at 2:30 p.m. Eastern Time at Maloney & Porcelli, located at 37 East 50th Street, New York, New York 10022. The date of the mailing of this proxy statement and accompanying proxy is on or about January 24, 2018. All shares of common stock will be voted in accordance with the shareholders’ instructions.

Shareholders are entitled to one vote per share on all matters voted upon at the Special Meeting. The presence at the Special Meeting, in person or by proxy, of a majority of the shares of common stock outstanding on January 12, 2018 will constitute a quorum. If the accompanying proxy is properly signed and timely returned to American Stock Transfer & Trust Company, LLC and not revoked, it will be voted in accordance with the instructions contained therein.

Unless contrary instructions are given, the persons designated as proxy holders on the accompanying proxy card will vote:

(i)	FOR authorizing the Company’s Board of Directors to withdraw the Company’s election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”); and

(ii)	if any other matters properly come before the Special Meeting, in accordance with their best judgment on such matters.

Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. The powers of the proxy holder with respect to a particular proxy will be suspended if the person executing that proxy attends the Special Meeting in person and so requests. Attendance at the Special Meeting will not in itself constitute revocation of the proxy. Shareholders have no dissenters’ rights of appraisal in connection with any matter being presented at the Special Meeting.

VOTING SECURITIES AND VOTES REQUIRED

On January 12, 2018, the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, an aggregate of 24,343,083 shares of our common stock, or Common Stock, at $0.01 par value per share, were outstanding and entitled to vote. Shareholders are entitled to one vote per share.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall be necessary to constitute a quorum for the transaction of business. If less than a majority of the outstanding shares entitled to vote are represented at the Special Meeting, a majority of the shares so represented may adjourn the Special Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken. Abstentions and shares of record held by a broker, bank or other nominee that are instructed to be voted are included in determining the number of shares represented at the Special Meeting. However, because no routine discretionary matters for which broker non-votes may be submitted will be considered at the Special Meeting, broker non-votes, if any, will not be treated as represented at the Special Meeting or entitled to vote and will not be included in determining whether a quorum is present.

The 1940 Act provides that a BDC may not withdraw its election to be regulated as a BDC unless it receives the approval of the holders of a majority of its outstanding voting securities. For purposes of this proposal, a “majority” of the outstanding voting securities means the vote of (i) 67% or more of the shares present at the Special Meeting, if the holders of 50% or more of the outstanding voting securities of the Company are present or represented by proxy or (ii) more than 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will be considered a vote against this proposal.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

THE SPECIAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	Our Board of Directors is providing these proxy materials for you in connection with the Special Meeting, which will take place on March 7, 2018. As a shareholder, you are invited to attend the Special Meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

Q:	WHAT WILL BE VOTED ON AT THE MEETING?

A:	There is one matter scheduled to be voted on at the Special Meeting:

•	The authorization of the Company’s Board of Directors to withdraw the Company’s election to be regulated as a BDC under the 1940 Act.

Q:	WHAT ARE THE CONSEQUENCES OF THE COMPANY RECEIVING APPROVAL OF THE PROPOSAL?

A:	If the Company receives approval of the proposal, subject to the considerations under “Anticipated Timeline” below, we expect to withdraw the Company’s election to be regulated as a BDC. Following the withdrawal of the election to be regulated as a BDC, the Company will be an operating company that is not subject to the 1940 Act. For a further discussion of the consequences of ceasing to be a BDC, please see “Risks Associated with the Withdrawal of BDC Election and Effect on Stockholders” below.

Q:	WHAT ARE THE CONSEQUENCES OF THE COMPANY NOT RECEIVING APPROVAL OF THE PROPOSAL?

A:	If the Company does not obtain approval of the proposal, the Company will continue to operate as a BDC.

Q:	WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A:	The information included in this proxy statement relates to the proposal to be voted on at the Special Meeting. The proxy statement also includes a summary of certain risks involved in the Company converting from being regulated as a BDC to a non-investment company.

Q:	WHAT IS OUR VOTING RECOMMENDATION?

A:	Our Board of Directors recommends that you vote your shares:

•	FOR authorizing the Company’s Board of Directors to withdraw the Company’s election to be regulated as a BDC under the 1940 Act.

Q:	WHAT SHARES CAN I VOTE?

A:	All shares owned by you as of the close of business on January 12, 2018, the record date, may be voted by you. These shares include (1) shares held directly in your name as the shareholder of record, including shares purchased through our Dividend Reinvestment Plan and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy for you to use.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee on how to vote your shares.

Q:	HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE SPECIAL MEETING. SHARES HELD IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “HOW ARE VOTES COUNTED?”.

Q:	CAN I CHANGE MY VOTE?

A:	You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by delivery of a written revocation to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219 or by attending the Special Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	WHAT IS THE QUORUM REQUIREMENT FOR THE SPECIAL MEETING?

A:	The quorum requirement for holding the meeting and transacting business is the presence in person or by proxy of the holders of a majority of the shares issued and outstanding and entitled to vote. Abstentions and shares of record held by a broker, bank or other nominee that are instructed to be voted are included in determining the number of shares represented at the Special Meeting. However, because no routine discretionary matters for which broker non-votes may be submitted will be considered at the Special Meeting, broker non-votes, if any, will not be treated as represented at the Special Meeting or entitled to vote and will not be included in determining whether a quorum is present.

Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

Q:	HOW ARE VOTES COUNTED?

A:	Abstentions and broker non-votes will be considered a vote against this proposal.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes, as described in “WHAT IS THE QUORUM REQUIREMENT FOR THE SPECIAL MEETING?” above.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE THE PROPOSAL?

A:	The 1940 Act provides that a BDC may not withdraw its election to be regulated as a BDC unless it receives the approval of the holders of a majority of its outstanding voting securities, in person or by proxy. For purposes of this proposal, a “majority” of the outstanding voting securities means the vote of (i) 67% or more of the shares present at the Special Meeting, if the holders of 50% or more of the outstanding voting securities of the Company are present or represented by proxy or (ii) more than 50% of the outstanding voting securities of the Company, whichever is less.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A:	We will announce preliminary voting results at the Special Meeting and disclose final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the Commission. The Form 8-K will be available on the “Investor Relations” section of our website at www.medallion.com and on the Commission’s website at www.sec.gov.

Q:	WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE SPECIAL MEETING?

A:	Other than the proposal described in this proxy statement, we do not expect any matters to be presented for a vote at the Special Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	WHAT CLASSES OF SHARES ARE ENTITLED TO BE VOTED?

A:	Each share of our Common Stock outstanding as of the close of business on January 12, 2018, the record date, is entitled to vote on the item being voted upon at the Special Meeting. On the record date, we had approximately 24,343,083 shares of Common Stock issued and outstanding.

Q:	WHO WILL COUNT THE VOTES?

A:	A representative of American Stock Transfer & Trust Company, LLC, our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within us or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to our management.

Q:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

A:	We will pay the entire cost of the proxy preparation and solicitation, including reimbursing brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. We have retained Alliance Advisors, LLC to act as a proxy solicitor for a base fee of approximately $6,500, plus reimbursement of out-of-pocket expenses, plus an additional fee based upon the number of contacts with shareholders made and work performed. We estimate that the total amount payable to Alliance Advisors will be approximately $40,000. We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees as well as our proxy solicitor may solicit proxies in person, by telephone or by electronic communication. Our directors, officers and regular employees will not receive any additional compensation for such solicitation activities.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions concerning the matter scheduled to be voted on at the Special Meeting or this proxy statement or need assistance in voting by telephone or over the internet or completing your proxy card, please contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

833-501-4836 (toll free in the United States)

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of January 12, 2018, regarding the ownership of our Common Stock by (i) the persons known by us to own more than five percent of the outstanding shares, (ii) all of our directors, including a former director, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 12, 2018 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
Alvin Murstein(2) Chairman, Chief Executive Officer, and Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	1,663,578	6.81%

Andrew M. Murstein(3) President, Chief Operating Officer, and Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	1,911,285	7.82%

Larry D. Hall(4) Senior Vice President and Chief Financial Officer c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	84,469	*

Dean R. Pickerell(5) Acting President and Executive Vice President of Medallion Capital, Inc. c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	28,677	*

Donald S. Poulton(6) Chief Executive Officer and President of Medallion Bank c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	60,517	*

Henry L. Aaron(7) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	18,000	*

Name and Address	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)
John Everets(8) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	73,000	*

Stanley Kreitman(9) Former Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	25,000	*

Frederick A. Menowitz(10) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	23,500	*

David L. Rudnick(11) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	223,277	*

Allan Tanenbaum(12) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	22,266	*

Lowell P. Weicker, Jr.(13) Director c/o Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, NY 10022	29,485	*

All executive officers and directors as a group (15 persons) (14)	4,210,552	17.11%

LSV Asset Management(15) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	1,353,479	5.56%

*	Less than 1.0%
(1)	Applicable percentage of ownership is based on 24,343,083 shares of Common Stock outstanding as of January 12, 2018 together with the exercisable options for such shareholder or group of shareholders, as applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares subject to options are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Includes 1,338,300 shares of Common Stock owned by the Alvin Murstein Second Family Trust of which Alvin Murstein is a trustee and beneficiary, 112,288 shares of Common Stock owned by Alvin Murstein directly, 117,660 shares of Common Stock owned by the Aileen J. Murstein Family 2012 Trust of which Mr. Murstein is the grantor and Mr. Murstein’s spouse is a co-trustee and the beneficiary, 5,000 shares of Common Stock owned by Alvin Murstein’s spouse, 15,330 shares of restricted Common Stock owned by Alvin Murstein directly and 75,000 shares of Common Stock issuable upon the exercise of options.

(3)	Includes 1,481,863 shares owned by the Andrew Murstein Family Trust, of which Andrew M. Murstein is a trustee and beneficiary, 315,405 shares held by Andrew M. Murstein directly, 19,017 shares of restricted Common Stock owned by Andrew M. Murstein directly and 95,000 shares of Common Stock issuable upon the exercise of options.
(4)	Includes 19,582 shares of Common Stock owned by Larry D. Hall directly, 36,987 shares of restricted Common Stock owned by Larry D. Hall directly and 27,900 shares of Common Stock issuable upon the exercise of options.
(5)	Includes 28,308 shares of Common Stock owned by Dean R. Pickerell directly and 369 shares of restricted Common Stock owned by Dean R. Pickerell directly.
(6)	Includes 29,140 shares of Common Stock owned by Donald S. Poulton directly and 31,377 shares of restricted Common Stock owned by Donald S. Poulton directly.
(7)	Consists of 18,000 shares of Common Stock issuable upon the exercise of options. Does not include 12,000 shares of Common Stock issuable upon exercise of options not exercisable within 60 days of January 12, 2018.
(8)	Includes 70,000 shares of Common Stock owned by John Everets directly and 3,000 shares of Common Stock held by Arcturus Capital, of which Mr. Everets is a 50% owner. Does not include 11,333 shares of Common Stock issuable upon exercise of options not exercisable within 60 days of January 12, 2018.
(9)	This information is as of October 26, 2017. Includes 10,000 shares of Common Stock owned by Stanley Kreitman directly and 15,000 shares of Common Stock issuable upon the exercise of options. Does not include 3,000 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of January 12, 2018.
(10)	Includes 15,500 shares of Common Stock owned by Frederick A. Menowitz directly and 8,000 shares of Common Stock issuable upon the exercise of options. Does not include 3,000 shares of Common Stock issuable upon exercise of options not exercisable within 60 days of January 12, 2018.
(11)	Includes 8,424 shares of Common Stock owned by David L. Rudnick directly, 208,853 shares of Common Stock held by Merrill Lynch in a Roth Individual Retirement Account for the benefit of Mr. Rudnick and 6,000 shares of Common Stock issuable upon the exercise of options. Does not include 3,000 shares of Common Stock issuable upon exercise of options not exercisable within 60 days of January 12, 2018.
(12)	Includes 22,266 shares of Common Stock owned by Allan Tanenbaum directly. Does not include 6,333 shares of Common Stock issuable upon exercise of options not exercisable within 60 days of January 12, 2018.
(13)	Includes 1,000 shares of Common Stock owned by Lowell P. Weicker, Jr. directly, 12,885 shares of Common Stock owned by the Lowell P. Weicker Estate for Lowell P. Weicker, Jr. of which Mr. Weicker is the income beneficiary, 2,300 shares of Common Stock held by Bank of New York Mellon Wealth Management in an Individual Retirement Account for the benefit of Lowell P. Weicker, Jr.’s spouse, 300 shares of Common Stock owned by Lowell P. Weicker, Jr.’s spouse and 13,000 shares of Common Stock issuable upon the exercise of options. Does not include 8,000 shares of Common Stock issuable upon exercise of options not exercisable within 60 days of January 12, 2018.
(14)	Consists of 265,900 shares of Common Stock issuable upon the exercise of options. Does not include 46,666 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of January 12, 2018.
(15)	Based upon a Schedule 13G filed with the Commission on February 6, 2017 by LSV Asset Management, or LSV. In the Schedule 13G, LSV reported that it has sole voting power with respect to 586,187 shares and sole dispositive power with respect to 1,353,479 shares.

PROPOSAL

AUTHORIZING THE COMPANY’S BOARD OF DIRECTORS TO WITHDRAW THE COMPANY’S ELECTION TO BE REGULATED AS A BUSINESS DEVELOPMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940

Background

Since our initial public offering in May 1996, we have operated as a closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. The Company conducts its businesses both directly and indirectly through its subsidiaries, including Medallion Bank, a wholly-owned Utah industrial bank regulated by the Federal Deposit Insurance Corporation, Medallion Funding LLC, a closed-end investment company and Small Business Investment Company (“SBIC”), Medallion Capital, Inc., a BDC and SBIC, and Freshstart Venture Capital Corp., a BDC and SBIC. The Company, together with its investment company subsidiaries, currently operates and is regulated as a single BDC under the 1940 Act.

After careful deliberation of the Company’s operations, the Board of Directors, including each of the directors who are not “interested persons” of the Company (as defined in the 1940 Act) (the “Independent Directors”), unanimously approved the proposal to seek shareholder approval to authorize the Company to withdraw its election to be regulated as a BDC under the 1940 Act. In consideration of the numerous constraints on the operations of BDCs under the 1940 Act, as well as the fact that the conversion from being regulated as a BDC to a non-investment company (the “Conversion”) would result in a change in the presentation of the Company’s financial statements and other factors as described further below, the Board of Directors has determined that it is in our best interest to withdraw the Company’s election to be regulated as a BDC and to convert to a non-investment company.

If we receive shareholder approval of this proposal, subject to the considerations under “Anticipated Timeline” below, we expect to withdraw the Company’s election to be regulated as a BDC, including the election of all of the Company’s BDC subsidiaries, by filing a Form N-54C with the Commission. Following the withdrawal of the election, the Company will continue to be a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and the Company’s common stock will continue to be listed on the NASDAQ Global Select Market, but the Company will no longer be subject to the 1940 Act. For a further discussion of the consequences of ceasing to be a BDC, please see “Risks Associated with the Withdrawal of BDC Election and Effect on Shareholders” below.

Board Considerations with respect to the Proposed Transaction

Our Board of Directors has considered that the Conversion may provide for greater flexibility for the Company to manage its business, will enable the Company to simplify and consolidate its reported financial statements, and may increase the Company’s ability to raise capital.

Increased Flexibility to Manage the Company’s Business

As a BDC, we are not permitted to acquire any assets other than “qualifying assets” unless, at the time of such acquisition, at least 70% of our total assets are qualifying assets (the “70% Test”).

The principal categories of qualifying assets relevant to our business are the following:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the Commission. An eligible portfolio company is generally defined in the 1940 Act as any issuer which:

(a) is organized under the laws of, and has its principal place of business in, any state in the U.S.;

(b) is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c) satisfies any of the following:

•

does not have any class of securities listed on a national securities exchange, or has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

•

is controlled by a BDC or a group of companies including a BDC, and the BDC in fact exercises a controlling influence on the management or policies of such eligible portfolio company and, as a result of such control, has an affiliated person who is a director of the eligible portfolio company; or

•	is a company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2) Securities of any eligible portfolio company which we control.

(3) Securities purchased in transactions not involving any public offering from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own at least 60% of the outstanding equity of the eligible portfolio company.

(5) Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6) Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.

(7) Subject to certain conditions, securities issued by a company that met the definition of eligible portfolio company at the time of our initial investment but subsequently does not meet the definition because the company no longer meets the definition set forth above.

Our investment in Medallion Bank, a wholly-owned portfolio company, and City of Chicago taxicab medallions purchased out of foreclosure, which are carried in investments other than securities on the consolidated balance sheet, are non-qualifying assets. As of September 30, 2017, the percentage of our total assets that were invested in non-qualifying assets were 56.8% on an unconsolidated basis and 46.6% on a consolidated basis. As a result, we are currently not permitted to acquire any non-qualifying assets or make any additional investments in non-qualifying assets we currently own, including follow-on investments in Medallion Bank. These restrictions limit our ability to grow Medallion Bank as quickly because we are precluded from providing additional funding to Medallion Bank. We are also currently precluded from investing in what we believe could be attractive new investments if such investments are non-qualifying assets.

If the proposal to authorize the Company to withdraw its election to be regulated as a BDC is approved and the Company files the Form N-54C, the Company would no longer be subject to the 70% Test, which we believe would allow the Company to better harness Medallion Bank’s long-term earnings power by gaining the ability to invest additional capital to grow the Bank’s portfolio and operations. The Company would also have greater flexibility in investing in other types of investments that are non-qualifying assets under the 1940 Act. As further described below under “Our 1940 Act Status After the Conversion,” however, the Company expects to fall within the exception from the definition of an “investment company” provided under Section 3(c)(6) of the 1940 Act, which would limit our ability to invest in assets that fall outside of Section 3(c)(6).

Increased Ability to Raise Capital

Certain provisions of the 1940 Act affect our ability to raise, and the manner in which we raise, additional capital. We may issue debt securities or preferred stock, and/or borrow money from banks or other financial institutions, which we refer to collectively as “senior securities,” up to a maximum amount permitted by the 1940 Act. For example, under the 1940 Act, we are permitted to issue senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test. If that happens, we may be restricted from issuing additional debt, may be limited in making distributions on our stock, and may be required to sell a portion of our investments and, depending on the nature of our leverage, to repay a portion of our debt at a time when such sales and/or repayments may be disadvantageous. In addition to the 1940 Act, we are subject to two exemptive orders that govern how we calculate our senior securities and under which we have agreed that we will meet the applicable asset coverage ratios both individually and on a consolidated basis. As of September 30, 2017, our asset coverage was approximately 291% calculated on a consolidated basis, and 276% calculated on an unconsolidated basis. If we withdraw the election to be regulated as a BDC, the Company will no longer be subject to the leverage and asset coverage requirements of the 1940 Act, including the requirement to maintain an asset coverage of at least 200%. Notwithstanding the fact that the Conversion would eliminate these restrictions under the 1940 Act, we will remain subject to the asset coverage requirements, if any, under our existing and future lending facilities, including a covenant under the Company’s outstanding retail notes to continue to maintain an asset coverage of at least 200% and covenants under certain lending facilities to maintain a specified leverage ratio or a specified level of net worth.

As a BDC, we are also not generally able to issue and sell our common stock at a price below net asset value (“NAV”) (less any distributing commission or discount) per share without shareholder approval. Because our stock price has been below our NAV for several years, we have generally been unable to access the equity capital markets. If we withdraw the election to be regulated as a BDC, the Company will no longer be subject to this requirement, providing additional opportunity for the Company to raise equity capital to support our business and operations.

Presentation of the Company’s Financial Statements

By converting from a BDC to a non-investment company, the Company would no longer be subject to FASB Accounting Standards Codification Topic 946, Financial Services – Investment Companies, which would result in a significant change in our accounting and financial reporting requirements. Our financial statements are currently presented and accounted for under the specialized method of accounting applicable to investment companies, which requires us to recognize our investments, including controlled investments, at fair value. As a BDC, we are precluded from consolidating any entity other than another investment company that acts as an extension of our investment operations and facilitates the execution of our investment strategy or an investment in a controlled operating company that provides substantially all of its services to us.

Our financial statements currently consolidate the accounts of the Company and its wholly-owned investment company subsidiaries, except for Medallion Bank and other portfolio investments. Our financial statements reflect our investment in Medallion Bank and other portfolio investments at fair value, as determined in good faith by our Board of Directors. Medallion Bank’s financial statements are then separately provided with the Company’s Form 10-K as a significant unconsolidated wholly-owned subsidiary.

If the proposal to authorize the Company to withdraw its election to be regulated as a BDC is approved and the Company files the Form N-54C, the Company will be permitted to consolidate the accounts of Medallion Bank and controlled or majority-owned portfolio investments together with the Company, which we believe will provide a financial presentation that is most meaningful to the Company’s shareholders, particularly in light of Medallion Bank’s continued growth in relation to the Company overall. Specifically, due to (a) the size of the Company’s investment in Medallion Bank relative to the Company’s total assets, (b) Medallion Bank’s overall asset and revenue levels being greater than the Company, and (c) Medallion Bank’s overall contributions to the profitability of the Company, we believe that the consolidation of the Company’s wholly-owned subsidiaries and controlled or majority-owned portfolio investments will simplify and increase transparency of the Company’s operations, allowing the Company to be similar to other specialty finance corporations that generally are not regulated as BDCs and originate, acquire and service consumer and commercial loans. We believe that the consolidated financial presentation will help to facilitate peer-comparability for current and potential shareholders.

Other Factors

In approving the Conversion, the Board of Directors also considered other factors, including, but not limited to, the following:

•	the Company may become eligible to be included as a component of certain stock market indexes, such as the Russell and S&P indexes;

•	the Company will be required to provide notice or obtain prior consent by the banks and other financial institutions that provide the Company financing under lending facilities; and

•

the Company will be required to provide notice or obtain prior consent by applicable regulatory authorities, including the Small Business Administration, with respect to our wholly-owned SBICs, and the FDIC and the Utah Department of Financial Institutions, with respect to Medallion Bank. If the Conversion occurs, the Company would be able to continue to own its wholly-owned SBICs and Medallion Bank and those subsidiaries would continue to be regulated by their applicable regulatory authorities.

If the Company does not obtain the consent, if required, of the applicable regulatory authorities or of the banks and other financial institutions (and no appropriate substitute financing is available), the Company expects to continue to operate as a BDC.

The Board of Directors also considered potential tax consequences to the Company. BDCs generally have the ability to elect to be treated for tax purposes as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986 (the “Code”) that is exempt from corporate-level income tax if it meets certain income distribution and asset diversification tests set out in Subchapter M of the Code. The Company has historically been treated as a RIC under the Code, however during our tax year ended December 31, 2016, we did not qualify as a RIC under the Code due to failing a certain asset diversification test, and therefore we became subject to taxation as a corporation under Subchapter C of the Code. Therefore, currently the Company is taxed at the corporate level, and if any distributions are made to shareholders, shareholders will be taxed on those distributions. As of September 30, 2017, the Company’s investment in Medallion Bank of 51.1% of the Company’s RIC assets which would mean that the Company will not be eligible to file as a RIC for the 2017 taxable year and will continue to be treated as a C corporation for income tax purposes (with the same tax effects as described above for the 2016 year-end). If we withdraw the election to be regulated as a BDC, the Conversion from a BDC to a non-investment company will not be a taxable event to either the Company or its shareholders, but the Company would remain ineligible to file as a RIC and would be treated as a C corporation for tax purposes.

Risks Associated with the Withdrawal of BDC Election and Effect on Shareholders

The Board of Directors considered the risks associated with the withdrawal of the election to be regulated as a BDC under the 1940 Act, including that certain shareholder protections under the 1940 Act would no longer apply. Specifically, our shareholders would no longer have the following protections of the 1940 Act:

•	we would no longer be subject to the requirement that we maintain a ratio of assets to senior securities of at least 200%;

•

we would no longer be prohibited from protecting any director or officer against any liability to the Company or our shareholders arising from willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of that person’s office;

•	we would no longer be required to provide and maintain an investment company blanket bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement;

•

while the majority of our directors would still be required to be “independent” under applicable NASDAQ regulations, we would no longer be required to ensure that a majority of our directors are persons who are not “interested persons,” as that term is defined in the 1940 Act, and certain persons that would be prevented from serving on our Board of Directors if we were a BDC would be able to serve on our Board of Directors;

•	we would no longer be subject to provisions of the 1940 Act regulating transactions between BDCs and certain affiliates;

•	we would no longer be subject to provisions of the 1940 Act restricting our ability to issue shares below NAV or in exchange for services or to issue warrants and options;

•	we would no longer be required to disclose the Company’s NAV per share in its financial statements;

•	we would be able to change the nature of our business and fundamental investment policies without having to obtain the approval of our shareholders;

•

we would no longer be subject to the provisions of the 1940 Act limiting our ability to grant stock based compensation to officers, directors and employees or to provide a profit sharing program for them; and

•	we would no longer be subject to the other protective provisions set out in Sections 55 through 64 of the 1940 Act and the rules and regulations promulgated under those Sections.

We note, however, that the Company will continue to be subject to the shareholder protections under the Securities Act of 1933, the Exchange Act and applicable NASDAQ listing standards. Under the Exchange Act, the Company will continue to be required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act. The Board of Directors will also continue to be subject to applicable fiduciary duties under Delaware law with respect to the Company and its shareholders.

The following table outlines certain key similarities and differences in our structure and governance if the proposal is approved:

	Before Withdrawal Of BDC Election	After Withdrawal Of BDC Election
Regulated by the 1940 Act	Yes	No
Subject to the BDC 70% Test	Yes	No
Subject to the Exchange Act	Yes	Yes
Subject to NASDAQ Listing Requirements	Yes	Yes
Subject to 1940 Act 200% Asset Coverage Requirement	Yes	No
Majority NASDAQ Independent Directors	Yes	Yes
Majority 1940 Act Independent Directors	Yes	No
Eligible for inclusion in certain stock market indexes	No	Yes

As discussed above, if we withdraw the election to be regulated as a BDC, the Company would not be eligible to file as a RIC and would be taxed as a C corporation for tax purposes. Also refer to the section below, “Our 1940 Act Status After the Conversion” for additional risks associated with failing to properly register as an investment company in violation of the 1940 Act.

Anticipated Timeline

If this proposal is approved by shareholders, the withdrawal will become effective upon receipt by the Commission of our Form N-54C. As of the date of this proxy statement, the Board of Directors believes that we will meet the requirements for filing the notification to withdraw our election to be regulated as a BDC following the receipt of the approval of our shareholders. The final decision to file the Form N-54C and withdraw from regulation as a BDC will be made by the Board of Directors following the approval of our shareholders based on such factors deemed appropriate by the Board of Directors, including the then-current status of our discussions with the banks and other financial institutions under our existing lending facilities and our discussions with applicable regulatory authorities, including the Small Business Administration, the FDIC and the Utah Department of Financial Institutions. If the Company does not obtain the consent, if required, of the applicable regulatory authorities or of the banks and other financial institutions (and no appropriate substitute financing is available), the Company expects to continue to operate as a BDC.

After the Form N-54C is filed with the Commission, we will no longer be subject to the regulatory provisions of the 1940 Act applicable to BDCs.

Vote Required

Under the 1940 Act, approval of the withdrawal of our election to be regulated as a BDC requires an affirmative vote of a majority of all of the Company’s outstanding voting securities, regardless of whether the holders of such shares are present and entitled to vote at the Special Meeting. For purposes of this proposal, a “majority” of the outstanding voting securities, as defined in the 1940 Act, means the vote of (i) 67% or more of the shares present at the Special Meeting, if the holders of 50% or more of our outstanding shares of Common Stock are present or represented by proxy or (ii) more than 50% of our outstanding shares of Common Stock, whichever is less. Abstentions and broker non-votes will be considered a vote against this proposal.

Our 1940 Act Status After the Conversion

A company that meets the definition of an “investment company” under the 1940 Act, in the absence of an exception or exemption from the definition, must either register with the Commission as an investment company or elect BDC status. Historically, the composition of the Company’s assets caused it to meet the definition of an “investment company,” and the Company made a corresponding election to be treated as a BDC. If the Company were to de-elect BDC status, it would either have to operate so as to fall outside the definition of an “investment company” or within an applicable exception. As of the date of this proxy statement and subsequent to the Conversion, the Company expects to fall within the exception from the definition of an “investment company” provided under Section 3(c)(6) of the 1940 Act as a holding company that is primarily engaged, directly or through majority-owned subsidiaries, in the business of purchasing and otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance and services. The Company would be required to monitor our continued compliance with the exception provided under Section 3(c)(6) of the 1940 Act, which would limit our ability to take advantage of attractive investment opportunities that would cause us to be out of compliance with Section 3(c)(6) of the 1940 Act (e.g., we could be limited in growing Medallion Capital, Inc., which is currently a non-qualifying asset for purposes of this exception) and could have a material adverse effect on our business.

If the Commission or a court were to find that we were required, but failed, to register as an investment company in violation of the 1940 Act, we may have to cease business activities, we would breach representations and warranties and/or be in default as to certain of our contracts and obligations, civil or criminal actions could be brought against us, our contracts would be unenforceable unless a court were to require enforcement and a court could appoint a receiver to take control of us and liquidate our business, any or all of which could have a material adverse effect on our business.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZING THE COMPANY’S BOARD OF DIRECTORS TO WITHDRAW THE COMPANY’S ELECTION TO BE REGULATED AS A BDC UNDER THE 1940 ACT.

OTHER MATTERS OF BUSINESS

We are not aware of any business to be acted upon at the Special Meeting other than that which is set forth in this proxy statement. In the event that any other business requiring the vote of shareholders is properly presented at the Special Meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

FORM 10-K

We filed an Annual Report on Form 10-K for the year ended December 31, 2016 with the Commission on March 14, 2017 and the most recent Quarterly Report on Form 10-Q for the period ended September 30, 2017 with the Commission on November 9, 2017. Shareholders may obtain a copy of these reports, without charge, by calling us at 1-877-MEDALLION or writing to Marie Russo, Senior Vice President and Secretary, at our principal offices located at 437 Madison Avenue, 38th Floor, New York, New York 10022.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the next annual meeting, including shareholder nominations for candidates for election as directors, the written proposal must have been received by us by January 1, 2018. Similarly, in order for a shareholder proposal to be raised from the floor during the next annual meeting, written notice must be received by us no later than March 17, 2018. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the Special Meeting, the written proposal must be received by the Company a reasonable time prior to the date that proxy materials are mailed to shareholders. Such proposal will also need to comply with the Commission regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials.

By Order of the Board of Directors,

MARIE RUSSO,

Secretary

January 24, 2018

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED.

SPECIAL MEETING OF SHAREHOLDERS OF

MEDALLION FINANCIAL CORP.

March 7, 2018

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement is available at:

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Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Pease detach along perforated line and mail in the envelope provided.  i

⬛	00030000000000001000 3	030718

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to authorize the Company’s Board Directors to withdraw the Company’s election to be regulated as a business development company under the Investment Company Act of 1940.	☐	☐	☐
In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

☐            ⬛

MEDALLION FINANCIAL CORP.

SPECIAL MEETING OF SHAREHOLDERS—March 7, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received notice of the meeting and the proxy statement, hereby appoints Alvin Murstein and Andrew M. Murstein, and each of them, as proxies for the undersigned, with full power of substitution to act and to vote all the shares of Common Stock of Medallion Financial Corp. held of record by the undersigned on January 12, 2018, the record date, at the special meeting of shareholders to be held at Maloney & Porcelli, 37 East 50th Street, New York, New York 10022 on the 7th day of March 2018, at 2:30 p.m., Eastern Time, or any adjournment thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IMPORTANT—PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD AS SOON AS POSSIBLE.

⬛ 1.1	14475 ⬛